Exhibit 10.1

Execution Version

SHAREHOLDERS’ AGREEMENT

dated as of

December 10, 2020

among

Edison Holdco B.V.,

TPG Pace Beneficial Finance Sponsor, Series LLC,

and

ENGIE New Business S.A.S.

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of December 10, 2020 and effective as of the Closing (as defined below) (the “Effective Date”), is made by and among Edison Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkeheid) registered with the Netherlands trade register under number 81094035 (together with any successor thereto, the “Company”), TPG Pace Beneficial Finance Sponsor, Series LLC, a Delaware limited liability company (“Pace Sponsor”), and ENGIE New Business S.A.S., a French société par actions simplifiée (“Engie”).

RECITALS

WHEREAS, Engie, EV Charged B.V., a Dutch private limited liability company (“EV”), Engie S.A., a French société anonyme, the Company, TPG Pace Beneficial Finance Corp., a Cayman Islands exempted company (“SPAC”), and New TPG Pace Beneficial Finance Corp., a Cayman Islands exempted company and wholly owned subsidiary of the Company, have entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, EV will be acquired by the Company on the terms and subject to the conditions set forth therein (the “Transaction”);

WHEREAS, immediately prior to the consummation of the Parent Merger (as defined in the Business Combination Agreement), the Company shall be converted into a Dutch public limited liability company (naamloze vennootschap);

WHEREAS, immediately following the closing of the Transaction (the “Closing”), each of Pace Sponsor and Engie will hold Shares (as defined below); and

WHEREAS, Engie, Pace Sponsor and the Company desire to enter into this Agreement pursuant to the Business Combination Agreement in order to establish various arrangements with respect to the governance of the Company effective as of the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person; provided, however, that neither the Company nor any of its Subsidiaries shall be deemed to be Affiliates of Pace Sponsor or Engie for purposes of this Agreement.

“Agreement” has the meaning set forth in the introduction.

“Articles” means the Articles of Association of the Company in effect as of the Effective Date and as such Articles of Association may be amended, restated or otherwise modified from time to time pursuant to their terms.

“Audit Committee” has the meaning set forth in Section 3.3(a).

“beneficial ownership,” including the correlative terms “beneficially own,” “beneficial owner,” “own,” and “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or public holiday, on which banks are open in Amsterdam, Paris and New York for general commercial business.

“CEO Director” means the CEO of the Company in his or her capacity as a director.

“Closing” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the introduction, being a Dutch public limited liability company (naamloze vennootschap) on the Effective Date.

“Company Board” means the board of directors of the Company.

“Company Group” means the Company, each Subsidiary of the Company from and after the Closing (in each case so long as such Subsidiary remains a Subsidiary of the Company) and each other person that is controlled either directly or indirectly by the Company immediately after the Closing (in each case for so long as such person continues to be controlled either directly or indirectly by the Company).

“Compensation Committee” has the meaning set forth in Section 3.3(b).

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“Designated Directors” means, (i) with respect to Engie, an Engie Director, and (ii) with respect to Pace Sponsor, a Pace Sponsor Director.

“Designating Shareholders” means Engie and Pace Sponsor, and each a “Designating Shareholder”.

“Disinterested Director” means, with respect to any Related Party Transaction, each member of the Company Board then in office that, in respect of such Related Party Transaction, is not precluded from participating in the deliberations and decision-making process pursuant to section 2:129, subsection 6, DCC, other than any of the following: (i) with respect to any Related

Party Transaction in which any member of the Engie Group has a direct or indirect material interest, each Engie Director, (ii) with respect to any Related Party Transaction in which any member of the Pace Sponsor Group has a direct or indirect material interest, each Pace Sponsor Director, and (iii) with respect to any Related Party Transaction in which one or more individual directors has a direct or indirect material interest, each such director.

“Effective Date” has the meaning set forth in the introduction.

“Engie” has the meaning set forth in the introduction.

“Engie Designee” has the meaning set forth in Section 3.2(a).

“Engie Director” has the meaning set forth in Section 3.2(a).

“Engie Group” means Engie and its respective Affiliates. For the avoidance of doubt, for the purposes of this Agreement no member of the Company Group shall be a member of the Engie Group.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Final Termination Date” has the meaning set forth in Section 2.1.

“Governance & Nominating Committee” has the meaning set forth in Section 3.3(c).

“Governmental Entity” means any supra-national, national, federal, state, municipal or local government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Independent Director” means a director who (i) is independent under the NYSE listing rules applied to U.S. domestic issuers, (ii) is independent under the Dutch Corporate Governance Code and (iii) without limiting clauses (i) or (ii), is not an Engie Director.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Pace Sponsor Group Share Ownership” means the Shares owned by the Pace Sponsor Group immediately following the Closing.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar legally enforceable requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Letter Agreement” means that certain Letter Agreement, dated October 9, 2020, between SPAC and Pace Sponsor.

“Lock-up Expiration Date” has the meaning set forth in Section 4.2(a).

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and within such Party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Shares owned by such Party, (ii) causing the adoption of shareholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“NAI” has the meaning set forth in Section 5.6.

“NYSE” means the New York Stock Exchange.

“Pace Sponsor” has the meaning set forth in the introduction.

“Pace Sponsor Designee” has the meaning set forth in Section 3.2(b).

“Pace Sponsor Director” has the meaning set forth in Section 3.2(b).

“Pace Sponsor Group” means Pace Sponsor and its Affiliates. For the avoidance of doubt, for the purposes of this Agreement no member of the Company Group shall be a member of the Pace Sponsor Group.

“Party” means each of the Company, Pace Sponsor and Engie, and each Affiliate of Pace Sponsor and Engie that, from time to time, is transferred or acquires Shares pursuant to this Agreement and executes a joinder to this Agreement, and each such person collectively the “Parties”.

“Registration Rights Agreement” has the meaning given to such term in the Business Combination Agreement.

“Related Party Transaction” means any transaction (including any merger or consolidation of the Company with any other entity or association) or series of related transactions in which the Company or any member of the Company Group is a participant and any Designating Shareholder or Affiliate of any Designating Shareholder (in each case, with respect to which this Agreement has not terminated) or any director has a direct or indirect material interest (other than an interest as a shareholder in the Company proportionate to its Share ownership) other than a transaction or series of related transactions that involves goods, services, property or other consideration valued at less than EUR 150,000 or that is otherwise de minimis in nature.

“Representatives” means the Affiliates of each Party and its and their respective officers, directors, employees, and other agents and representatives.

“SEC” means the Securities and Exchange Commission.

“Share Lock-up” has the meaning set forth in Section 4.2(a).

“Shareholder” means each Party other than the Company.

“Shareholder Meeting” means any meeting, or written resolution in lieu of a meeting, of the holders of Shares, as applicable, and any other person with meeting rights, in each case held or resolved in accordance with the Articles and Book 2 of the Netherlands Civil Code.

“Shares” means the ordinary shares of nominal value EUR 0.01 each in the capital of the Company.

“Standstill Period” has the meaning set forth in Section 4.2(c).

“Subsidiary” means, with respect to a subject person, any other person of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, (ii) a general partner interest, or (iii) a managing member interest, is directly or indirectly owned or controlled by the subject person or by one or more of its Subsidiaries.

“Termination Date” has the meaning set forth in Section 2.1.

“Transaction” has the meaning set forth in the Recitals.

“Transfer” means, directly or indirectly (whether by merger, operation of Law or otherwise), to sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any direct or indirect economic, voting or other rights in or to any Shares, including by means of (i) the Transfer of an interest in a person that directly or indirectly holds such Shares, or (ii) a hedge, swap or other derivative. “Transferred” and “Transferring” shall have correlative meanings.

ARTICLE II

TERM

Section 2.1    Term and Termination. This Agreement is effective as of the Effective Date. After Closing, this Agreement shall terminate automatically with respect to Engie, on the first date that Engie, based on its ownership of Shares, would no longer have the right to nominate an Engie Designee pursuant to Section 3.2(a) and with respect to Pace Sponsor, on the first date that Pace Sponsor, based on its ownership of Shares, would no longer have the right to nominate a Pace Sponsor Designee pursuant to Section 3.2(b). Notwithstanding the foregoing, the provisions of Section 4.1 and Article V, and any claim for breach of the covenants set forth in this Agreement, shall survive the termination of this Agreement. The date that this Agreement terminates with respect to Engie or Pace Sponsor, as applicable, is referred to herein as such Parties’ “Termination Date.” The first date that this Agreement has terminated with respect to both Engie and Pace Sponsor is referred to herein as the “Final Termination Date.”

ARTICLE III

CORPORATE GOVERNANCE MATTERS

Section 3.1    Board Composition.

(a)    As of the Effective Date, the Company Board shall be structured as a one-tier board in accordance with Section 2:129a of the DCC, and shall consist of nine members comprised of (i) two non-executive directors (niet uitvoerende bestuurders) designated by Engie, (ii) one non-executive director designated by Pace Sponsor, who shall initially be Michael MacDougall, (iii) the CEO Director (who shall be designated as executive director (uitvoerende bestuurder) under Book 2 of the DCC) and (iv) five non-executive directors, including the chairman of the Company Board, who are Independent Directors, initially designated by Pace Sponsor. Pace Sponsor’s designation of the initial Independent Directors as non-executive directors shall only occur following reasonable consultation with Engie; provided that if Engie deems, in its sole discretion, that the contemplated designee(s) does not have the desired expertise, background and/or independency or for any other substantiated reason does not meet the expected profile for non-executive directors of the Company, Pace Sponsor shall designate (an)other person(s) as non-executive director(s) following reasonable consultation with Engie. The Parties shall take all commercially reasonable actions necessary to cause Dutch Holdco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing and immediately after the Closing, including appointing persons who are not U.S. citizens or residents for a majority of each of the executive officer and director positions appointed at Closing.

Section 3.2    Director Nomination Rights.

(a)    In connection with any Shareholder Meeting pursuant to which directors shall be elected, (i) for so long as the Engie Group collectively owns Shares representing at least 10% of the issued and outstanding Shares, Engie shall have the right to designate two persons for nomination by the Company Board for election to the Company Board (each person so designated, an “Engie Designee”), and (ii) upon the Engie Group ceasing to collectively own Shares representing at least 10% of the issued and outstanding Shares, Engie shall thereafter not have the right to designate any Engie Designee pursuant to this Agreement. Any Engie Designee that is serving on the Company Board is an “Engie Director.”

(b)    In connection with any Shareholder Meeting pursuant to which directors shall be elected, (i) for so long as the Pace Sponsor Group collectively owns Shares representing at least 25% of the Initial Pace Sponsor Group Share Ownership, Pace Sponsor shall have the right to designate one person for nomination by the Company Board for election to the Company Board (the “Pace Sponsor Designee”), and (ii) upon the Pace Sponsor Group ceasing to collectively own Shares representing at least 25% of the Initial Pace Sponsor Group Share Ownership, Pace Sponsor shall thereafter not have the right to designate the Pace Sponsor Designee pursuant to this Agreement. The Pace Sponsor Designee that is serving on the Company Board is the “Pace Sponsor Director.”

(c)    For purposes of this Section 3.2, Shares that are subject to any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares to any person other than the applicable members of the Engie Group or the Pace Sponsor Group shall not be counted for purposes of calculating the number of Shares held by the Engie Group or the Pace Sponsor Group, as applicable.

(d)    If at any time, the number of Shares owned by the Engie Group is less than the number necessary to designate the Engie Designees, then the Engie Director(s) then on the Company Board shall, and Engie shall take all Necessary Action to cause such Engie Director(s) to, immediately offer to resign from their directorships. If at any time, the number of Shares owned by the Pace Sponsor Group is less than the number necessary to designate the Pace Sponsor Designee, then the Pace Sponsor Director then on the Company Board shall, and Pace Sponsor shall take all Necessary Action to cause such Pace Sponsor Director to, immediately offer to resign from their directorships. If the Company Board determines to accept such offered resignation of any Engie Director or Pace Sponsor Director pursuant to this Section 3.2(d), the Company Board shall have the exclusive right to fill the resulting vacant directorships with persons who qualify as Independent Directors to temporarily replace such resigned directors in accordance with the provisions laid down in the Articles regarding vacancy (ontstentenis) of directors.

(e)    In connection with any Shareholder Meeting pursuant to which directors shall be elected, the Governance & Nominating Committee shall have the right to designate persons who qualify as Independent Directors as nominees of the Company Board for election to each directorship for which a Designating Shareholder is not entitled to designate a person (each such designee, a “Company Designee” and each such designee serving on the Company Board, together with any director designated in accordance with Section 3.1(a)(iv), a “Company Director”).

(f)    The Company shall include each relevant Engie Designee, Pace Sponsor Designee, and Company Designee as a member of the slate of Company Board nominees proposed by the Company Board for election by the Company’s Shareholder Meeting by means of a binding nomination in accordance with the Articles, and shall recommend that the Company’s shareholders vote in favor of the election of each such Engie Designee, Pace Sponsor Designee and Company Designee. The Company shall use its reasonable best efforts to cause the election of each such Engie Designee, Pace Sponsor Designee and Company Designee, including soliciting proxies in favor of the election of such persons. The Company Board shall not withdraw any nomination or recommendation required under this Section 3.2(f) unless the applicable Designating Shareholder delivers to the Company Board a written request for such withdrawal. Further, in connection with any Shareholder Meeting pursuant to which directors shall be elected, the Company Board shall not nominate, in the aggregate, a number of nominees greater than the number of members of the Company Board, and the Company Board shall not recommend the election of any other person to a position on the Company Board for which a Engie Designee or Pace Sponsor Designee has been nominated. If elected to the Company Board, each director will hold his or her office as a member of the Company Board for such term as is provided in the Articles, or until his or her death, resignation or removal from the Company Board or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the Articles, and applicable Law.

(g)    Each Party agrees not to take any actions that would interfere with the intention of the Parties with respect to the composition of the Company Board as herein stated. Each Shareholder agrees to take all Necessary Action to cause to be elected to the Company Board those individuals designated or nominated in accordance with this Article III and to otherwise effect the intent of this Article III. Each Shareholder agrees not to take action to remove each other’s or the Governance & Nominating Committee’s director nominees from office. Except as set forth in Section 3.2(a) or Section 3.2(b), each Shareholder agrees to take all Necessary Action to cause to be elected to the Company Board those individuals recommended by the Governance & Nominating Committee (to the extent those individuals are recommended in a manner consistent with the terms hereof).

(h)    Subject to Section 3.2(d), in the event that any Designated Director shall cease to serve as a director for any reason, so long as the nominee for such person’s position is subject to nomination pursuant to Section 3.2(a) and Section 3.2(b), the resulting vacancy shall be temporarily filled by the Company Board with a substitute individual, to be designated by the same Designating Shareholder who designated such Designated Director who has ceased serving as a director on the Company Board; such temporary appointment by the Company Board shall be until the next Shareholder Meeting, at which a substitute individual shall be appointed in accordance with Section 3.2(a), Section 3.2(b) and Section 3.2(f) (as applicable).

(i)    From and after the date hereof, in the event of a vacancy on the Company Board upon the death, resignation, retirement, disqualification, removal from office or other cause of a Company Director, other than any resignation of any Engie Director or Pace Sponsor Director resulting in a reduction of the size of the Company Board pursuant to Section 3.2(d), the Company Board, upon the recommendation of the Governance & Nominating Committee shall have the sole right to temporarily fill such vacancy or designate an individual for nomination for election to the Company Board to fill such vacancy who qualifies as an Independent Director; a temporary appointment by the Company Board shall be until the next Shareholder Meeting, at which a substitute individual shall be appointed in accordance with Section 3.2(e) and Section 3.2(f).

(j)    Each Designating Shareholder shall cause any of its Designated Directors, to resign promptly from the Company Board if such Designated Director, as determined by the Company Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, the NYSE, or by applicable Law, (ii) has engaged in acts or omissions constituting a material breach of the Designated Director’s fiduciary duties to the Company and its shareholders, (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law, or (iv) has engaged in any transaction involving the Company Group from which the Designated Director derived an improper personal benefit that was not disclosed to the Company Board prior to the authorization of such transaction; provided, however, that the applicable Designating Shareholder shall have the right to replace such resigning Designated Director with a new Designated Director, such newly named Designated Director to be appointed promptly to the Company Board in place of the resigning Designated Director in the manner set forth in the Articles and applicable Law for filling vacancies on the Company Board.

(k)    Each Designating Shareholder shall only designate a person to be a Designated Director (i) who such Designating Shareholder believes in good faith has the requisite skill and experience to serve as a director of a publicly-traded company, and (ii) who is not prohibited from or disqualified from serving as a director of the Company pursuant to any rule or regulation of the SEC, the NYSE, or applicable Law.

(l)    For the avoidance of doubt, each Designating Shareholder shall have the right, in its sole discretion, to waive any and all of the rights granted to it under this Section 3.2, by delivery of written notice to the Company.

Section 3.3    Committees of the Company Board. Each Party shall take all Necessary Action to cause the following committees of the Company Board to be comprised as set forth in this Section 3.3.

(a)    Audit Committee. The Company shall cause the Audit Committee of the Company Board (the “Audit Committee”) to consist solely of three Independent Directors to be selected by the Company Board.

(b)    Compensation Committee. The Company shall cause the Compensation Committee of the Company Board (the “Compensation Committee”) to consist of three Independent Directors to be selected by the Company Board.

(c)    Governance & Nominating Committee. The Company shall cause the Governance & Nominating Committee of the Company Board (“Governance & Nominating Committee”) to consist of three Independent Directors to be selected by the Company Board.

Section 3.4    Additional Corporate Governance Matters.

(a)    The Company shall not, and shall procure that no member of the Company Group shall, enter into or effect any Related Party Transaction unless such transaction has been approved by a majority of the Disinterested Directors or a majority of the Audit Committee. The Shareholders shall not, and shall cause their respective controlled Affiliates not to, take any action to cause any member of the Company Group to enter into or effect a Related Party Transaction unless such transaction has been approved by a majority of the Disinterested Directors or a majority of the Audit Committee.

(b)    The Parties acknowledge and agree that, notwithstanding that the Company may qualify as a foreign private issuer or potentially a “controlled company” in respect of the corporate governance listing standards of the NYSE, the Company shall comply with the corporate governance listing standards of the NYSE regarding the composition and independence of the Company’s board of directors and committees thereof applicable to a non-controlled domestic issuer listed on the NYSE (such listing standards, Sections 303A.00-303A.02 and 303A.04-303A.07 of the NYSE Listed Company Manual).

ARTICLE IV

OTHER COVENANTS

Section 4.1    Confidentiality.

(a)    To the extent that the information and other material furnished under or connection with this Agreement and the formation and operation of EV, the Company or the

Company Group (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information in respect of the Company, the Company Group, the Designating Shareholders or their respective Affiliates, each Party covenants for itself and its directors, officers, employees and shareholders that it shall use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that the Company and the Shareholders may disclose or deliver any information or other material disclosed to or received by such person should such person be advised by its counsel that such disclosure or delivery is required by Law, regulation or judicial or administrative order or process and in any such instance the person, as the case may be, making such disclosure shall use commercially reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, the Shareholders will be permitted to disclose any information or other material disclosed to or received by them hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with (a) a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over such person, or the enforcement of any right or remedy relating to this Agreement. For purposes of this Section 4.1, “due care” means at least the same level of care that the applicable person would use to protect the confidentiality of its own sensitive or proprietary information. This Section 4.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available). This Section 4.1 shall survive termination of this Agreement (in whole or in part).

Section 4.2    Transferability and Acquisitions.

(a)    Engie Lock-up. For a period of 12 months beginning on the Effective Date (the “Lock-up Expiration Date”), neither Engie nor any Affiliate of Engie that is a Party shall, and shall not permit any member of the Engie Group to, Transfer or agree to Transfer any Shares to any person that is not an Affiliate of the Engie Group (the “Share Lock-up”); provided, however, that after the date that is six months after the Effective Date, Engie may, directly or indirectly through any member of the Engie Group, (i) Transfer or agree to Transfer up to an aggregate of 12,000,000 Shares to any person that is not an Affiliate of the Engie Group or (ii) with respect to any desired Transfers in excess of 12,000,000 Shares in the aggregate prior to the Lock-up Expiration Date, Engie may submit to the Company and Pace Sponsor a request for a waiver of the Share Lock-up with respect to such Shares that Engie desires to Transfer prior to the Lock-up Expiration Date. Upon the receipt of such waiver request, the Company and Pace Sponsor shall consult with an investment bank selected by the Company and Pace Sponsor (and reasonably acceptable to Engie) within three days, and if the investment bank advises the Company and Pace Sponsor that in the opinion of such investment bank, the Transfer of such Shares will not materially and adversely affect the trading price of the Shares, the Company and Pace Sponsor shall not unreasonably withhold such waiver. At any time prior to the date that is six months after the Effective Date, Engie may, directly or indirectly through any member of the Engie Group, submit to the Company and Pace Sponsor a request for a waiver of the Share Lock-up with respect to such Shares that Engie desires to Transfer prior to the Lock-up Expiration Date and, upon receipt of written confirmation of consent to such a waiver from both the Company and Pace Sponsor, Engie may Transfer any Shares for which both the Company and Pace Sponsor expressly waive the Share Lock-up. For the avoidance of doubt, (i) the consent of the Company or Pace Sponsor with respect to the waiver described in the immediately preceding sentence may be granted or withheld in such Party’s sole discretion and (ii) nothing in this Section 4.2 shall be deemed to in any way restrict Engie or any of its Affiliates from Transferring Shares following the Lock-up Expiration Date.

(b)    Pace Sponsor Lock-up. Following the Effective Date, the terms and conditions of paragraph 7 of the Letter Agreement shall apply to any Shares received by Pace Sponsor in exchange for its Founder Shares (as defined in the Letter Agreement) as, and to the same extent, such terms and conditions applied to the Founders Shares.

(c)    Standstill. To the fullest extent permitted by law and for as long as any Affiliate of Engie would have the right to nominate an Engie Designee pursuant to Section 3.2(a) (the “Standstill Period”), neither Engie nor any Affiliate of Engie shall, and shall cause its Representatives and Affiliates not to, directly or indirectly, in any manner, acquire, seek, propose or offer to acquire, or cause another person to acquire, seek, propose or offer to acquire, any direct or indirect interest in any Shares or other securities in the Company or any other member of the Company Group (including through any arrangement relating to economic, voting or other rights in or to any Shares, including pursuant to a hedge, swap or other derivative or pass through arrangement), effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any Shares in connection with the election of the Company Directors or the removal of any Company Director, or solicit, knowingly encourage or knowingly facilitate, directly or indirectly, any third party to engage in any such solicitation, or otherwise seek, alone or in concert with other persons, to control the management or Company Board or affairs of the Company, make any public statement (or statement to another Shareholder) in support of any such third-party solicitation or against any of the Company’s director nominees, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Shares or call, request the calling of, or otherwise seek or assist in the calling of a Shareholder Meeting; provided that subclauses (D) and (E) shall only apply if taken in furtherance of the actions described in subclauses (A), (B) and (C) of this Section 4.2(c).

(d)    Transfers to Affiliates. None of the Shareholders or their Affiliates shall Transfer any Shares to any other Affiliate unless, and no Affiliate of a Shareholder shall acquire any Shares unless, such transferee or acquiror executes a joinder to this Agreement, in form and substance reasonably acceptable to the Company, to become a Party (if they are not already a Party) and be subject to the restrictions and obligations applicable to, and to be designated as, the person effecting the Transfer (or, in the case of an acquisition of Shares, to be subject to the restrictions and obligations applicable to, and to be designated as, the Affiliate(s) of the acquiring person that is an existing Party) and otherwise become a Party for all purposes of this Agreement; provided that no such Transfer shall relieve the Transferring Shareholder or any person effecting the Transfer from its obligations under this Agreement. Any Transfer in violation of this Agreement shall, to the fullest extent permitted by Law, be void ab initio and of no force or effect.

(e)    Restrictions on Transferability. Each Party agrees that, without the prior written approval of at least a majority of the Disinterested Directors (which, for the avoidance of doubt, shall exclude (i) any Engie Director, in case such Party is Engie or any Affiliate of Engie, and (ii) any Pace Sponsor Director, in case such Party is Pace Sponsor or any Affiliate of Pace Sponsor), it shall not Transfer any Shares pursuant to a block sale, market transaction or private sale that would result in a person (together with its Affiliates and associates) acquiring beneficial ownership of such number of Shares that, when combined with the number of shares beneficially owned thereby immediately prior to such sale or transaction, will cause such person to beneficially own in excess of 10% of the Shares outstanding at such time, unless such person agrees in writing to be bound by substantially the same obligations (x) as Engie or such Affiliate, in case such person is Engie or an Affiliate of Engie or (y) as Pace Sponsor or such Affiliate, in case such person is Pace Sponsor or an Affiliate of Pace Sponsor, is bound by pursuant to this Agreement. The foregoing restrictions of this Section 4.2(e) shall not apply to any Underwritten Shelf Takedown, Block Trade, or transfers of Shares included on a Piggyback Registration Statement in an underwritten offering (each as defined in the Registration Rights Agreement) effected in accordance with the Registration Rights Agreement.

Section 4.3    Articles. Each Party shall take all Necessary Action to cause the Articles or the rules of procedure of the Company Board to include provisions as necessary to give effect to the provisions of this Agreement to the extent the Agreement shall not contravene any applicable Law.

Section 4.4    No Conflicting Agreements. For so long as this Agreement remains in effect, none of the Company or any Shareholder shall enter into any shareholder agreement or arrangement of any kind with any person with respect to any Shares or other securities, or otherwise act or agree to act in concert with any person with respect to any Shares or other securities, to the extent such agreement, arrangement, or concerted act would controvert or otherwise be inconsistent, in any material respect, with the provisions of this Agreement. To the extent permitted by Law, the terms of this Agreement shall, among the Parties, prevail over the terms of the Articles to the extent the terms of the Articles and this Agreement conflict.

Section 4.5    Further Assurances. Each Party agrees to execute and deliver all such further documents and do all acts and things that from time to time may reasonably be required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1    Waiver; Rescission or Error. No waiver by a Party shall be effective unless made in a written instrument duly executed by the Party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the Parties of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

Each Party waives its right to rescind (ontbinden) this Agreement, in whole or in part, on the basis of article 6:265 DCC or to request a competent court to amend this Agreement on the basis of article 6:230(2) DCC. If a Party has made an error (heeft gedwaald) in making this Agreement, it shall bear the risk of that error and waives its right to nullify (vernietigen) this Agreement.

Section 5.2    Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five Business Days after the date of mailing to the address set forth on Schedule 1 attached to this Agreement or to such other address or addresses as the applicable person may hereafter designate by notice given hereunder.

Section 5.3    Rules of Construction.

(a)    Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b)    All references in this Agreement to Schedules, Sections, subsections and other subdivisions refer to the corresponding Schedules, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section”, “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation”. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.

Section 5.4    Counterparts. This Agreement may be executed in two or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 5.5    Entire Agreement; Third Party Beneficiaries. This Agreement (together with all Schedules and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the Parties any rights or remedies hereunder.

Section 5.6    Governing Law; Jurisdiction. This Agreement is governed by and shall be construed in accordance with Dutch Law. The Parties agree that any dispute in connection with this Agreement or any agreement resulting therefrom shall be exclusively and finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut) (the “NAI”) in force as of the date hereof. The arbitral proceedings and all documents delivered to or by the arbitrators shall be conducted in English. The place of arbitration shall be Amsterdam. The arbitral tribunal shall comprise three arbitrators. Each Party shall appoint one arbitrator and the NAI shall appoint a third arbitrator who shall be the chairman of the arbitration tribunal. If a Party has not appointed an arbitrator within 30 calendar days of having requested or received notice of the arbitration, such arbitrator shall be appointed by the NAI. The arbitral tribunal shall decide the controversy in accordance with the rules of Dutch Law. The Parties shall not be precluded from applying for injunctive relief in summary proceedings (kort geding) before any competent court instead of arbitrators. The arbitration award must be in writing, must provide in reasonable detail the reasoning of the award and must be issued within a six month period as of the date on which the last of the arbitrators accepted the appointment. In the event of any conflict between the rules of the NAI and any provisions of this Agreement, this Agreement shall govern.

Section 5.7    No Partnership. This Agreement shall not be construed as creating any partnership relationship between any of the Parties. This Agreement shall not be construed as creating any agency relationship between any of the Parties, except where this Agreement expressly so provides.

Section 5.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Shareholder (whether by operation of Law or otherwise) without the prior written consent of the Company and each other Shareholder. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 5.8 shall be void.

Section 5.9    Amendment or Modification of Agreement. This Agreement may be amended or modified from time to time only by a written instrument executed and agreed to by the Company and each Designating Shareholder; provided that if a higher percentage or the unanimous consent of all Parties hereto is required pursuant to Dutch Law, then such higher percentage or unanimous consent shall be required.

Section 5.10    Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable Law, such provision shall be void and ineffectual. In the event that applicable Law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

Section 5.11    Specific Performance. The Parties agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Designating Shareholders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

Section 5.12    Enforceable by the Independent Directors. All of the Company’s rights under this Agreement may be enforced exclusively by the Independent Directors; provided that nothing in this Agreement shall require the Independent Directors to act on behalf of, or enforce any rights of, the Company. Any recovery in connection with an Action brought by the Independent Directors hereunder or thereunder shall be for the proportionate benefit of all shareholders other than the shareholder(s) against whom any rights of the Company have been enforced (as applicable).

Section 5.13    Representations.

(a)    Each of the Parties, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable Laws. Each Party, as to itself only, further represents that all persons signing this Agreement on such Party’s behalf have been duly authorized to do so.

(b)    Each Designating Shareholder, as to itself only, represents that such Designating Shareholder:

(i)    is acquiring the Shares for such Designating Shareholder’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof in violation of the Securities Act;

(ii)    is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D;

(iii)    understands that the Shares are being offered and will be sold to such Designating Shareholder in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Designating Shareholder’s compliance with, the representations and warranties of such Designating Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of such Designating Shareholder to acquire the Shares;

(iv)    did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act;

(v)    has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by such Designating Shareholder and has been afforded the opportunity to ask questions of the executive officers and directors of the Company;

(vi)    understands that such Designating Shareholder’s investment in the Shares involves a high degree of risk and such Designating Shareholder has sought such accounting, legal and tax advice as such Designating Shareholder has considered necessary to make an informed investment decision with respect to the acquisition of the Shares;

(vii)    understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares by such Designating Shareholder nor have such authorities passed upon or endorsed the merits of the offering of the Shares;

(viii)    understands that: (a) the Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (x) subsequently registered thereunder or (y) sold in reliance on an exemption therefrom; and (b) except as otherwise agreed in writing with the Company, neither the Company nor any other person is under any obligation to register the Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder;

(ix)    has such knowledge and experience in financial and business matters, knowledge of the high degree of risk associated with investments in the securities of companies in the development stage such as the Company, is capable of evaluating the merits and risks of an investment in the Shares and is able to bear the economic risk of an investment in the Shares in the amount contemplated hereunder for an indefinite period of time; and

(x)    has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Shares and can afford a complete loss of such Designating Shareholder’s investments in the Shares.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, each Party has executed this Agreement as of the date first written above.

EDISON HOLDCO B.V.

By:	/s/ Eduardo Tamraz
Name:	Eduardo Tamraz
Title:	Managing Director

TPG PACE BENEFICIAL FINANCE SPONSOR, SERIES LLC

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

[Signature Page to Shareholders’ Agreement]

ENGIE NEW BUSINESS S.A.S.

By:	/s/ Yves Le Gélard
Name:	Yves Le Gélard
Title:	Chairman

[Signature Page to Shareholders’ Agreement]

SCHEDULE 1

Notices

If to the Company:

Edison Holdco B.V.

c/o TPG Pace Beneficial Finance Corp.

301 Commerce St., Suite 3300

Fort Worth, TX

Attention: Jerry Neugebauer

Email: gneugebauer@tpg.com

with a copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin St., Suite 2500

Houston, TX 77002

Attention: Keith Fullenweider

Email: kfullenweider@velaw.com

If to Engie:

ENGIE New Business S.A.S

2 place Samuel de Champlain

92930 La Défense Paris

France

Attention: Yves Le Gélard

Email: yves.legelard@engie.com

with a copy to (which copy shall not constitute notice):

Linklaters LLP

Rue Brederode 13, 1000

Brussels, Belgium

Attention: Arnaud Coibion

Email: arnaud.coibion@linklaters.com

If to Pace Sponsor:

TPG Pace Beneficial Finance Sponsor, Series LLC

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attention: Jerry Neugebauer

Email: gneugebauer@tpg.com

with a copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin St., Suite 2500

Houston, TX 77002

Attention: Keith Fullenweider

Email: kfullenweider@velaw.com